[WITTNER, POGER, ROSENBLUM, SPEWAK & MAYLACK, P.C. LETTERHEAD]


December 18, 1998

Lincoln Heritage Corporation
1250 Capital of Texas Highway
Building 3, Suite 100
Austin, Texas 78746

Re: Form S-8 1,200,000 Shares of Lincoln Heritage Corporation Common Stock, $0.01 Par Value


Ladies and Gentlemen:

        We refer you to the Registration Statement on Form S-8 filed by Lincoln Heritage Corporation (the "Company") on December 18, 1998 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, pertaining to the proposed issuance by the Company of up to 1,200,000 shares of common stock, $0.01 par value (the "Shares"), of the Company, for issuance to optionees under the Lincoln Heritage Corporation 1998 Long Term Incentive Plan (the "Plan"). In rendering the opinions set forth herein, we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Amended and Restated Articles of Incorporation and Bylaws, as amended and currently in effect, the resolutions adopted by the Company's Board of Directors relating to the Plan, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies; the authenticity of the originals of all such latter documents; and the correctness of statements submitted to us by officers and representatives of the Company.

        We do not purport to be experts in the laws of any state or jurisdiction other than the State of Missouri and the Federal laws of the United States of America, to the extent applicable.

        Based only on the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing under the laws of the State of Texas. As to the opinion contained in this paragraph 1 relating to "existence", we rely solely on a Certificate of the Secretary of State of Texas dated December 15, 1998 which is attached hereto; and

         2.       The  Shares  to be  issued  by  the  Company  pursuant  to the
                  Registration Statement, when issued by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         This opinion is issued only with respect to the present status of the law and we undertake no obligation or responsibility to update or supplement the opinion with respect to changes in the law or future events.

        We consent to the filing of this opinion solely as an exhibit to the Registration Statement.

                            Very truly yours,
                            /s/ Wittner, Poger, Rosenblum, Spewak & Maylack, PC

                               The State of Texas
                               SECRETARY OF STATE


                           IT IS HEREBY CERTIFIED that
                          Articles of Incorporation of

                          LINCOLN HERITAGE CORPORATION
                              File No. 00783034-00

were filed in this office and a certificate of incorporation was issued to this corporation, and no certificate of dissolution is in effect and the corporation is currently in existence.


                                         IN TESTIMONY WHEREOF, I have hereunto
                                    signed my name officially and caused to be impressed hereon the Seal of State at my office in the City of Austin, on December 15, 1998.

                                    /s/ Alberto  R. Gonzales
                                    Alberto R.Gonzales  MAC
                                    Secretary of State